September 11, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Sentio Healthcare Properties, Inc.’s Form 8-K dated September 11, 2012, and have the following comments:

1.	We agree with the statements made in the first and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second and third paragraphs.

Yours truly,

/s/Deloitte & Touche LLP